Exhibit 10.2

VOTING AND Support AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of [●], 2025, by and among [●] Parent, Inc., a Delaware corporation (“Parent”), [●] Merger Sub, Inc., a New York corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the stockholders of Enzo Biochem, Inc., a New York corporation (the “Company”) listed on Schedule A hereto (each, a “Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, each Securityholder is the record or beneficial owner of the securities of the Company (including options, warrants and convertible securities) as set forth opposite such Securityholder’s name on Schedule A hereto (such securities, together with any other securities of the Company acquired by such Securityholder after the date hereof and during the term of this Agreement, collectively referred to herein as the “Subject Securities”);

WHEREAS, concurrently with the execution of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger (as amended, restated or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof and in accordance with the applicable provisions of the New York Business Corporation Law (the “NYBCL”), Merger Sub will be merged with and into the Company, with the Company to be the surviving corporation of such merger as a wholly owned subsidiary of Parent (the “Merger”); and

WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement and in consideration of the execution thereof by Parent and Merger Sub and to enhance the likelihood that the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) will be consummated, each Securityholder, solely in such Securityholder’s capacity as holder of such Securityholder’s Subject Securities, has entered into this Agreement and agrees to be bound hereby.

NOW THEREFORE, in consideration of the promises, and of the representations, warranties, covenants and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	No Transfer of Subject Securities. During the term of this Agreement, no Securityholder shall cause or permit any Transfer (as defined below) of any of such Securityholder’s Subject Securities or enter into any Contract, option or arrangement with respect to a Transfer of any of such Securityholder’s Subject Securities. Following the date hereof and except as required by this Agreement, no Securityholder shall deposit (or permit the deposit of) any of such Securityholder’s Subject Securities in a voting trust or grant any proxy or enter into any voting agreement or similar agreement with respect to any of such Securityholder’s Subject Securities or in any way grant any other Person any right whatsoever with respect to the voting or disposition of any of such Securityholder’s Subject Securities. For purposes hereof, a Person shall be deemed to have effected a “Transfer” of Subject Securities if such Person directly or indirectly: (a) sells, pledges, encumbers, grants an option with respect to, transfers, assigns, or otherwise disposes of any Subject Securities, or any interest in such Subject Securities; or (b) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such Subject Securities or any interest therein. Notwithstanding the foregoing, each Securityholder who holds any Company RSUs, with respect to such Securityholder’s Company RSUs, may make (i) transfers for the net settlement of such Securityholder’s Company RSUs settled in Subject Securities (to pay any Tax withholding obligations) or (ii) transfers for receipt upon settlement of such Securityholder’s Company RSUs, and the sale of a sufficient number of such Subject Securities acquired upon settlement of such securities as would generate sales proceeds sufficient to pay the aggregate Taxes payable by such Securityholder as a result of such settlement. If any voluntary or involuntary transfer of any Subject Securities covered hereby shall occur (including a Transfer permitted by the preceding sentence, sale by a Securityholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect, notwithstanding that such transferee is not a Securityholder and has not executed a counterpart hereof or joinder hereto. For the avoidance of doubt, the fact that any Subject Securities are held in a margin account or pledged pursuant to the terms thereof shall not be deemed a breach or violation of this Section 1 or any representation or warranty of such Securityholder herein.

2.	Agreement to Vote Subject Securities; Irrevocable Proxy; No Exercise of Dissenters’ Rights.

(a) Agreement to Vote. At any meeting of stockholders of the Company or at any adjournment, postponement or recess thereof, in any action by written consent or in any other circumstances upon which Securityholder’s vote, consent or other approval is sought with respect to the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”) (including at the Company Shareholder Meeting), each Securityholder shall (i) appear (in person or by proxy) at each such meeting or otherwise cause all of such Securityholder’s Subject Securities that such Securityholder is entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted, in person or by proxy), as applicable, all of such Securityholder’s Subject Securities that are then entitled to be voted (A) in favor of: (1) the adoption of the Merger Agreement and approval of the Transactions, (2) any other proposals presented by the Company to its stockholders in connection with the Transactions and (3) any proposal to adjourn or postpone such meeting of stockholders of the Company to a later date if there are not sufficient votes to adopt the Merger Agreement and approve the Transactions or there are not sufficient shares of capital stock of the Company represented to constitute a quorum necessary to conduct the business of the Company Shareholder Meeting; and (B) against (1) any Alternative Acquisition Proposal or any of the transactions contemplated thereby, (2) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty, or any other obligation or agreement of the Company under the Merger Agreement or of such Securityholder under this Agreement and (3) any action, proposal, transaction, or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, or inhibit the timely consummation of the Transactions or the fulfillment of the Company’s conditions under the Merger Agreement or change in any manner the voting rights of any class of shares of the Company (including any amendments to the Company’s certificate of incorporations or bylaws) except as required by the Merger Agreement.

(b) Acknowledgement. Each Securityholder agrees that such Securityholder’s Subject Securities that are entitled to be voted shall be voted (or caused to be voted) as set forth in this Section 2 whether or not such Securityholder’s vote, consent or other approval is sought on only one or on any combination of the matters set forth in this Section 2 and at any time or at multiple times during the term of this Agreement.

(c) Irrevocable Proxy. Subject to the last sentence of this Section 2(c), by execution of this Agreement, each Securityholder does hereby appoint Parent with full power of substitution and resubstitution, as such Securityholder’s true and lawful attorney and irrevocable proxy, to the full extent of such Securityholder’s rights with respect to the Subject Securities, to vote, only if Securityholder is unable to perform his, her or its obligations under this Agreement, each of such Subject Securities that such Securityholder shall be entitled to so vote solely with respect to the matters set forth in Section 2(a) hereof at any meeting of the stockholders of the Company, and at any adjournment or postponement thereof, and in connection with any action of the stockholders of the Company taken by written consent. Each Securityholder intends this proxy to be irrevocable and coupled with an interest hereafter until the termination of this Agreement pursuant to Section 6 and hereby revokes any proxy previously granted by such Securityholder with respect to the Subject Securities. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the termination of this Agreement pursuant to Section 6.

(d) No Exercise of Dissenters’ Rights. Each Securityholder hereby irrevocably and unconditionally waives and agrees not to exercise or assert, on its own behalf or on behalf of any other holder of capital stock of the Company, any appraisal rights, dissenters’ rights or similar rights related to the Transactions that such Securityholder may have under applicable Law, including without limitation Sections 623 and 910 of the NYBCL, in respect of such Securityholder’s Subject Securities that may arise in connection with the Transactions.

3.	No Solicitation. Each Securityholder shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors and officers to not, and shall use its reasonable best efforts to cause its Affiliates and Representatives not to, directly or indirectly: (a) solicit, initiate, propose or induce the making, submission or announcement of, or encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (b) furnish to any Person (other than to Parent or any designees of Parent) any non-public information relating to the Company or its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or its Subsidiaries (other than Parent or any designees of Parent), in any such case with the intent to induce the making, submission or announcement of, or to encourage, facilitate or assist, any proposal or inquiry that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (c) participate or engage in discussions or negotiations with any Person with respect to any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (d) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Acquisition Proposal; (e) negotiate or enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Alternative Acquisition Proposal or (f) authorize or commit to do any of the foregoing; provided, however, that nothing in this Section 3 shall prevent any Securityholder, in his or her capacity as a director or executive officer of the Company, from engaging in any activity permitted pursuant to Section 6.1 of the Merger Agreement.

4.	Confidentiality; Public Disclosure; Further Assurances.

(a) From the date of this Agreement until the termination of this Agreement in accordance with Section 6, each Securityholder shall not, and shall cause its Affiliates to not, make any public announcements regarding this Agreement, the Merger Agreement or the Transactions or the transactions contemplated hereby; provided, however, that nothing herein shall be deemed to prohibit such public announcement (i) that the Company and Parent mutually agree upon in writing or (ii) that is required by applicable Law, SEC rule or regulation (including the filing of a Schedule 13D (or amendment thereto) with the SEC, including this Agreement as an exhibit thereto) or by obligations pursuant to any listing agreement with or continued listing standards of any national securities exchange.

(b) Each Securityholder hereby severally as to itself only, but not jointly with any other Securityholder, authorizes Parent and the Company to publish and disclose in any public filing made in connection with the Merger Agreement and the Transactions and in any other announcement or disclosure required or requested by applicable Law, such Securityholder’s identity and ownership of the Subject Securities and the nature of such Securityholder’s obligations under this Agreement and authorizes the Company and Parent to include this Agreement as an exhibit to any filing required to be made by the Company with the SEC in connection with the Merger Agreement and the Transactions.

(c) From time to time and without additional consideration, each Securityholder shall execute and deliver, or cause to be executed and delivered, such additional instruments, and shall take such further actions, as the Company or Parent may reasonably request for the purpose of carrying out the intent of this Agreement.

5.	Representations and Warranties of Securityholder(s). Each Securityholder hereby represents and warrants as follows:

(a) Such Securityholder (i) is the record and/or beneficial owner of the Subject Securities set forth opposite its name on Schedule A, free and clear of any Liens, adverse claims, charges or other encumbrances of any nature whatsoever (other than pursuant to (A) restrictions on transfer under applicable securities Laws or (B) this Agreement), and (ii) does not beneficially own any securities of the Company (including shares of capital stock, options, restricted stock units, warrants or convertible securities) other than the Subject Securities set forth opposite its name on Schedule A.

(b) Except with respect to obligations under the Company’s certificate of incorporation and bylaws, each as amended and in effect to date, as applicable, such Securityholder has the sole right to Transfer, to vote (or cause to vote) and to direct (or cause to direct) the voting of such Securityholder’s Subject Securities, and none of such Securityholder’s Subject Securities are subject to any voting trust or other Contract, arrangement or restriction with respect to the Transfer or the voting of such Securityholder’s Subject Securities (other than restrictions on transfer under applicable securities Laws), except as set forth in this Agreement.

(c) Such Securityholder (i) if not a natural person, is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate, company, partnership or other power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the terms hereof. The execution and delivery by such Securityholder of this Agreement, the consummation by such Securityholder of the transactions contemplated hereby and the compliance by such Securityholder with the provisions hereof have been duly authorized by all necessary corporate, company, partnership or other action on the part of such Securityholder, and no other corporate, company, partnership or other proceedings on the part of such Securityholder are necessary to authorize this Agreement, to consummate the transactions contemplated hereby or to comply with the provisions hereof.

(d) This Agreement has been duly executed and delivered by such Securityholder, constitutes a valid and binding obligation of such Securityholder and, assuming due authorization, execution and delivery by the other parties hereto, is enforceable against such Securityholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(e) As of the date hereof, there is no Action pending against such Securityholder or, to the knowledge of such Securityholder, threatened against such Securityholder or any of its Subsidiaries or Affiliates, or any Order to which such Securityholder or any of its Subsidiaries or Affiliates is subject that would reasonably be expected to question the beneficial or record ownership of such Securityholder’s Subject Securities, the validity of this Agreement or the performance by such Securityholder of its obligations under this Agreement.

(f) Such Securityholder’s execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and compliance with the provisions hereof do not and will not conflict with, or result in (i) any violation or breach of, or default (with or without notice or lapse of time, or both) under, any provision of the organizational documents of such Securityholder, if applicable, (ii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any applicable Law or Order, in each case, applicable to such Securityholder or its properties or assets, or (iii) any violation or breach of, or default (with or without notice or lapse of time, or both) under any Contract, obligation or restriction of any kind to which such Securityholder is a party or by which such Securityholder or such Securityholder’s assets are bound, except for any violation, breach or default that would not reasonably be expected to prevent or materially impair or delay such Securityholder’s performance of its obligations hereunder.

(g) Except for this Agreement, such Securityholder (i) has not entered into any voting agreement, voting trust or similar agreement or understanding with respect to any of such Securityholder’s Subject Securities, and shall not enter into any other voting agreement, voting trust or similar agreement or understanding with respect to any of such Securityholder’s Subject Securities, (ii) has not granted, and shall not grant at any time prior to the Expiration Date, a proxy, consent or power of attorney with respect to any of such Securityholder’s Subject Securities (other than pursuant to Section 2), (iii) has not given, and shall not give, prior to the Expiration Date, any voting instructions or authorities in any manner inconsistent with Section 1 or Section 2, with respect to any of such Securityholder’s Subject Securities and (iv) has not taken and shall not take any action that would reasonably be expected to constitute a breach hereof or make any representation or warranty of such Securityholder contained herein untrue or incorrect in any material respect or have the effect of preventing such Securityholder from performing any of its obligations under this Agreement.

(h) No broker,  investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions or the transactions contemplated hereby based upon arrangements made by or on behalf of such Securityholder.

(i) None of the information relating to such Securityholder and his, her or its Affiliates provided by or on behalf of such Securityholder or his, her or its Affiliates for inclusion in the Proxy Statement will, at the respective times the Proxy Statement is filed with the SEC or is first published, sent or given to stockholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each Securityholder authorizes and agrees to permit Parent and the Company to publish and disclose in the Proxy Statement and related filings under the securities laws such Securityholder’s identity and ownership of Subject Securities and the nature of his, her or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

6.	Termination. This Agreement shall terminate upon the earliest to occur of: (a) the Effective Time, (b) such date and time as the Merger Agreement shall be validly terminated in accordance with Section 7.1 of the Merger Agreement; provided, however, that if the Merger Agreement has been terminated in accordance with Section 7.1(b)(i), 7(b)(iii), or 7.1(d), and if Parent or Merger Sub thereafter continues actively pursuing the Company at a value equal to or greater than the Merger Consideration (as evidenced by a tender offer to Company shareholders or a public bid for the Company), then the Securityholder’s obligations under clause (B)(1) of Section 2(a)(ii) shall survive any termination of this Agreement pursuant to this clause (b)until December 31, 2025; (c) by written agreement of Parent and each Securityholder party hereto; and (d) with respect to any Securityholder, the delivery by such Securityholder of written notice to Parent of such Securityholder’s election, in its sole discretion, to terminate this Agreement following any amendment or modification to the Merger Agreement as in effect on the date hereof that reduces the amount of the Merger Consideration, changes the form of any of the Merger Consideration or otherwise modifies the terms of the Merger Agreement in a manner that is materially adverse to the Company’s shareholders as a whole (the first to occur of clauses (a) through (d), the “Expiration Date”). In the event of the termination of this Agreement, this Agreement shall forthwith become null and void (except the surviving obligations of the Securityholders referenced in clause (b) of the preceding sentence), there shall be no liability on the part of any of the parties, and all rights and obligations of each party hereto shall cease (except the surviving obligations of the Securityholders referenced in clause (b) of the preceding sentence); provided, however, that no such termination of this Agreement shall relieve any party hereto from any liability for any fraud or willful and material breach of any provision of this Agreement prior to such termination.

7.	No Agreement as Director or Officer. No Securityholder makes any agreement or understanding in this Agreement in such Securityholder’s capacity as a director or officer of the Company or any of its Subsidiaries (if such Securityholder holds such office), and nothing in this Agreement: (a) will limit or affect any actions or omissions taken by such Securityholder in such Securityholder’s capacity as such a director or officer, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement; or (b) will be construed to prohibit, limit, or restrict such Securityholder from exercising its fiduciary duties as a director or officer of the Company or any of its Subsidiaries to the Company or its stockholders.

8.	Opportunity to Review. Each Securityholder acknowledges receipt of the Merger Agreement and represents that he, she, or it has had (a) the opportunity to review, and has read, reviewed and understands, the terms and conditions of the Merger Agreement and this Agreement, and (b) the opportunity to review and discuss the Merger Agreement, this Agreement, the Transactions and the transactions contemplated hereby with his, her or its own advisors and legal counsel.

9.	No Securityholder Litigation. Each Securityholder agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, that may be brought against the Company, Parent, Merger Sub or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the Transactions or the transactions contemplated hereby; provided that this Section 9 shall not be deemed a waiver of any rights of such Securityholder or its Affiliates for any breach of this Agreement or the Merger Agreement by Parent, the Company or any of their respective Affiliates.

10.	Miscellaneous.

(a) Notices. Any notice or other communication required to be given hereunder will be sufficient if in writing, and sent by email, by overnight delivery service (with proof of service) (“Overnight Delivery”), or by hand delivery, addressed as follows:

to Parent or Merger Sub:

BethPage Parent, Inc.

c/o Battery Ventures

One Marina Park Drive, Suite 1100

Boston, MA 02210

Attention: Jesse Feldman

Email: jesse@battery.com

with a copy (which shall not constitute notice) to:

Cooley LLP

500 Boylston Street, 14th Floor

Boston, MA 02116-3736

Attention: Al Browne; Izzy Lubarsky

Email: abrowne@cooley.com; ilubarsky@cooley.com

to any Securityholder, to the address or email address set forth opposite the name of such Securityholder on Schedule A hereto or to such other address as specified by written notice so given, and such notice will be deemed to have been delivered (a) when sent by email (so long as no transmission error is received), (b) on proof of service when sent by Overnight Delivery, or (c) on personal delivery in the case of hand delivery. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 10(a). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given will be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

(b) Successors, Assigns and Transferees Bound. Without limiting Section 1 hereof in any way, each Securityholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Securities from the date hereof through the termination of this Agreement and shall, to the extent permitted by applicable Laws, be binding upon any Person to which legal or beneficial ownership of such Securityholder’s Subject Securities shall pass, whether by operation of law or otherwise, including such Securityholder’s heirs, guardians, administrators or successors, and such Securityholder further agrees to take all reasonable actions necessary to effectuate the foregoing.

(c) Amendments; Waivers. This Agreement may not be amended, supplemented or modified, except by an instrument in writing signed by Parent and each Securityholder party hereto. Any provision of this Agreement may be waived only if such waiver is in writing and signed by the party against whom the waiver is to be effective. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

(d) Incorporation. Sections 8.3 (Counterparts; Effectiveness), 8.4 (Governing Law; Jurisdiction), 8.6 (WAIVER OF JURY TRIAL), 8.9 (Severability), 8.14 (Headings) and 8.15 (Interpretation) of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if such provisions had been fully set forth herein.

(e) Specific Performance. Each Securityholder acknowledges and agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the performance of the terms and provisions hereof, without proof of actual damages (and each Securityholder hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Securityholder further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that the Company or Parent otherwise have an adequate remedy at law.

(f) Entire Agreement. This Agreement (including the provisions of the Merger Agreement referenced herein) and the other documents and instruments executed pursuant hereto constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

(g) Several, Not Joint, Obligations. Notwithstanding anything contained herein to the contrary, each Securityholder’s representations, warranties and covenants herein are made severally, as to itself only, and not jointly with any other Securityholder.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

[SECURITYHOLDER]

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

BETHPAGE PARENT, INC.

By:
Name:
Title:

BETHPAGE MERGER SUB, INC.

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name, Address and Electronic Mail Address of Securityholder	Number, Type and Class (i.e. Company Common Stock, Company Options, Company RSUs, and Company Warrants) of Subject Securities (if applicable)

Schedule A